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                                  EXHIBIT 11
                     COMPUTATION OF EARNINGS PER SHARE (1)
               DOLLARS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA

                                                    Year Ended     Year Ended
                                                   December 31,   December 31,
                                                        2001          2000
                                                   ------------   ------------

Net income                                              $4,248         $4,084
                                                   ============   ============
Weighted average shares outstanding:
   Weighted average shares outstanding               5,998,860      5,998,860
   Less: unearned ESOP shares                         (388,353)      (424,837)
   Less: treasury shares                            (2,084,193)    (1,090,627)
                                                   ------------   ------------
      Basic                                          3,531,314      4,483,396

         Effect of dilutive stock options              188,910         49,405
                                                   ------------   ------------
      Diluted                                        3,720,224      4,532,801
                                                   ============   ============
Net income per share:
   Basic                                                 $1.20          $0.91
   Diluted                                               $1.14          $0.90


(1) Earnings per share data is not presented in this exhibit for the year ended December 31, 1999 since shares of common stock were not issued until March 19, 1999.